                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting underss.240.14a-12


                            VASCULAR SOLUTIONS, INC.
                ------------------------------------------------
                (Name of Registrant as Specified in its Charter)


     -----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


(1) Title of each class of securities to which transaction applies:______________________

(2)  Aggregate number of securities to which transaction applies:
     _____________________

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):________________

(4)  Proposed maximum aggregate value of transaction:

(5)  Total fee paid:

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ________________________

     (2) Form, Schedule or Registration Statement No.: ________________________

     (3) Filing Party: ________________________

     (4) Date Filed: ________________________

                                 [COMPANY LOGO]


Dear Fellow Shareholder:

         You are cordially invited to attend the 2001 annual meeting of shareholders of Vascular Solutions, Inc., which will be held at the Minneapolis Club, 729 Second Avenue South (the corner of Second Avenue and Eighth Street in downtown Minneapolis, Minnesota) beginning at 3:30 p.m. on Thursday, April 19, 2001.

         This booklet contains your official notice of the 2001 annual meeting of shareholders and a proxy statement that includes information about matters to be acted upon at the annual meeting. Officers and directors of Vascular Solutions, Inc. will be on hand to review the company's operations and to answer questions and discuss matters that may properly arise.

         Whether or not you plan to attend the annual meeting, please complete, sign, date and mail the enclosed proxy card promptly. If you attend the annual meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card.

         Last year brought continued progress and accomplishments. I sincerely hope that you will be able to attend our annual meeting to review 2000 and our future plans.


                                       Sincerely,

                                       /s/ Howard C. Root
                                       -----------------------------------------
                                       Howard C. Root
                                       Chief Executive Officer

                            VASCULAR SOLUTIONS, INC.
                             2495 XENIUM LANE NORTH
                          MINNEAPOLIS, MINNESOTA 55441

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 19, 2001

         The 2001 annual meeting of the shareholders of Vascular Solutions, Inc., a Minnesota corporation, will be held at the Minneapolis Club, 729 Second Avenue South, Minneapolis, Minnesota, beginning at 3:30 p.m. on Thursday, April 19, 2001 for the following purposes:

         1. To elect six directors to serve on the Board of Directors for a term of one year and until their successors are duly elected and qualified.

         2. To approve the Vascular Solutions, Inc. employee stock purchase plan.

         3. To ratify the appointment of Ernst & Young LLP as Vascular Solutions, Inc.'s independent auditor for 2001.

         4. To transact such other business as may properly come before the meeting or any adjournment thereof.

         The Board of Directors recommends that an affirmative vote be cast in favor of all nominees and for each of the proposals.

         Only holders of record of common stock at the close of business on March 5, 2001, will be entitled to notice of and to vote at the annual meeting or any adjournment thereof.

         It is important that your shares of common stock be represented at the annual meeting. You are urged to complete and sign the accompanying proxy card, which is solicited by the Board of Directors of Vascular Solutions, and mail it promptly in the enclosed envelope. Your proxy will not be used if you attend and vote at the annual meeting in person.


                                       By order of the Board
                                       of Directors

                                       /s/ Jerry Johnson
                                       -----------------------------------------
                                       Jerry Johnson
                                       Secretary

March 12, 2001

             IMPORTANT: PLEASE RETURN EACH PROXY CARD SENT TO YOU.

                                 PROXY STATEMENT

         This proxy statement is provided in connection with the 2001 annual meeting of shareholders of Vascular Solutions, Inc. and any adjournment or postponement of the meeting. The accompanying proxy is solicited by the Board of Directors of Vascular Solutions. This proxy statement is dated March 12, 2001. This proxy statement, the accompanying form of proxy and Vascular Solutions' annual report are first being sent or given to shareholders beginning on or about March 12, 2001.

RECORD DATE; SHAREHOLDERS ENTITLED TO VOTE; QUORUM

         Holders of record of the shares of Vascular Solutions common stock at the close of business on March 5, 2001, will be entitled to vote on all matters at the annual meeting. Each share of common stock will be entitled to one vote. On March 5, 2001, a total of 13,142,198 shares of common stock were outstanding. A majority of the voting power of the outstanding shares of common stock entitled to vote, represented in person or by proxy, will be required to constitute a quorum for the annual meeting.

VOTING YOUR SHARES

         The Vascular Solutions Board of Directors is soliciting proxies from the Vascular Solutions shareholders. By completing and returning the accompanying proxy, you will be authorizing Howard Root and Jerry Johnson to vote your shares. If your proxy is properly signed and dated it will be voted as you direct. If you attend the annual meeting in person, you may vote your shares by completing a ballot at the meeting.

CHANGING YOUR VOTE BY REVOKING YOUR PROXY

         Your proxy may be revoked at any time before it is voted at the annual meeting by giving notice of revocation to Vascular Solutions, in writing, by execution of a later dated proxy or by attending and voting at the annual meeting.

HOW PROXIES ARE COUNTED

         If you return a signed and dated proxy card but do not indicate how the shares are to be voted, those shares will be voted FOR each of the nominees and the listed proposals. Votes cast by proxy or in person at the annual meeting will be tabulated by the election inspectors appointed for the annual meeting.

         Shares voted as abstentions on any matter (or a "withhold vote for" as to directors) will be counted for purposes of determining the presence of a quorum at the annual meeting and treated as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which a shareholder has abstained. If a broker submits a proxy that indicates the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted for purposes of determining the presence of a quorum at the meeting, but will not be considered as present and entitled to vote with respect to such matters.

         The Board of Directors knows of no other matters to be presented for action at the annual meeting other than those set forth herein. If any other matters properly come before the annual meeting, however, the persons named in the proxy will vote on such other matters and/or for other nominees in accordance with their best judgment. This includes a motion to adjourn or postpone the annual meeting to solicit additional proxies.

COST OF SOLICITATION

         All expenses in connection with this solicitation will be paid by Vascular Solutions. Officers, directors and regular employees of Vascular Solutions, who will receive no extra compensation for their services, may solicit proxies by telephone or electronic transmission.


                                   PROPOSAL 1:
                              ELECTION OF DIRECTORS

         Six directors have been nominated for election to our Board of Directors at the 2001 annual meeting of shareholders to hold office for a term of one year and until their successors are duly elected and qualified (except in the case of earlier death, resignation or removal). In the unlikely event that the nominees are not candidates for election at the annual meeting, the persons named as proxies will vote for such other persons as the Board of Directors or proxies may designate.

         Information regarding the nominees to the Board of Directors is set forth below.

         GARY GERSHONY, M.D., age 45, is the principal inventor of the Vascular Solutions Duett(TM)sealing device and has served as our Medical Director as well as a director since he co-founded Vascular Solutions in February 1997. Dr. Gershony also is in private practice as an interventional cardiologist with John Muir Hospital in Walnut Creek, California. From 1997 through March 1998, Dr. Gershony was associated with Los Angeles Cardiology Associates. From 1993 through 1997, Dr. Gershony was the Director of the Cardiac Catheterization Laboratories and Interventional Cardiology at the University of California Davis Medical Center and an Assistant Professor of Medicine (Cardiology) at the University of California Davis School of Medicine. From 1989 to 1993, Dr. Gershony served as Clinical Assistant Professor of Medicine at the University of Oklahoma College of Medicine and Associate Director of Research Cardiology at Hillcrest Medical Center. Dr. Gershony is a Fellow of the American College of Cardiology, the American Heart Association, the Society for Cardiac Angiography and Interventions and the American Society for Lasers in Medicine and Surgery. Dr. Gershony received his M.D. degree from the University of Toronto and performed his interventional cardiology fellowship at Emory University.

         JAMES JACOBY, JR., age 38, joined our Board of Directors in February 1999. Mr. Jacoby has been a Managing Director of the Life Sciences Group of the Corporate Finance Department of Stephens Inc., an Arkansas-based investment banking firm, since December 1999 and previously was Vice President, Corporate Finance Department of Stephens Inc. since 1994. From 1990 through 1994, Mr. Jacoby was Vice President, Mergers and Acquisitions Department of Chemical Banking Corporation in New York and London.

         MICHAEL KOPP, age 44, has served on our board of directors since November 2000. Mr. Kopp has over twenty years experience in the medical device industry. He has been a private investor and industry consultant since September 1999. From April 1995 to August 1999 Mr. Kopp was President and CEO of IsoStent, Inc., acquired by Johnson and Johnson. From January 1994 to March 1995 Mr. Kopp was President and CEO of Devices for Vascular Intervention, Inc., acquired by Eli Lilly and Company. He has served as a director of Prolifix, Inc. since October 1996 and also has served as a director of Spiration, Inc. since October 1999.

         GERARD LANGELER, age 50, has been a member of our Board of Directors since February 1997. Mr. Langeler has been a General Partner of OVP Venture Partners, an operating venture capital company, since 1992. Prior to joining OVP Venture Partners, Mr. Langeler was an officer and co-founder of Mentor Graphics, a manufacturer of software for computer-aided design of electronics. Mr. Langeler also is a director of Preview Systems, Inc., Webridge, Inc. and 800.com, Inc.

         RICHARD NIGON, age 53, has been a member of our Board of Directors since November 2000. Mr. Nigon has been Director of Equity Corporate Finance for Miller Johnson Steichen Kinnard since February 2001. From February 2000 to February 2001, Mr. Nigon served as the Chief Financial Officer of Dantis, Inc. Prior to joining Dantis, Mr. Nigon was employed by Ernst & Young since 1970, serving as a partner since 1981. While at Ernst & Young, Mr. Nigon served as the Director of Ernst & Young's Twin Cities Entrepreneurial Services Group and was the coordinating partner on several publicly-traded companies in the consumer retailing and manufacturing industries. Mr. Nigon is also a director of Stockwalk Group, Inc.

         HOWARD ROOT, age 40, has served as our Chief Executive Officer and a director since he co-founded Vascular Solutions in February 1997. From April 1996 through February 1997, Mr. Root was the Vice President of Gateway Alliance, LLC, a provider of management services to start-up businesses. From 1990 to 1995, Mr. Root was employed by ATS Medical, Inc., a mechanical heart valve company, most recently as Vice President and General Counsel. Prior to joining ATS Medical, Mr. Root practiced corporate law, specializing in representing emerging growth companies, at the law firm of Dorsey & Whitney LLP for over five years.

         OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES.

         The affirmative vote of a majority of the shares of Vascular Solutions common stock present and entitled to vote at the 2001 annual meeting of shareholders is necessary to elect each nominee. Proxies will be voted in favor of the nominees unless otherwise specified.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         During 2000, the Board of Directors held six meetings. Each director holding office during the year attended at least 75% of the total number of meetings of the Board of Directors (held during the period for which they were a director) and committees of the board on which they served. The Board of Directors has an Audit Committee and a Compensation Committee, which are described below. The Board of Directors does not have a Nominating Committee.

         The Board of Directors has an Audit Committee composed of Mr. Jacoby, Mr. Langeler and Mr. Nigon. The Audit Committee's responsibilities include facilitating our relationship with independent auditors; reviewing and assessing the performance of our accounting and finance personnel; communicating to our Board of Directors the results of work performed by and issues raised by our independent auditors and legal counsel; and evaluating our management of assets and reviewing policies relating to asset management. The Audit Committee held four meetings during 2000.

         The Board of Directors has a Compensation Committee composed of Mr. Langeler, Mr. Jacoby and Dr. Gershony. The Compensation Committee's responsibilities include establishing salaries, incentives, and other forms of compensation for our directors and officers; administering our incentive compensation and benefits plans; and recommending policies relating to such incentive compensation and benefits plans. The Compensation Committee held two meetings during 2000.

DIRECTOR COMPENSATION

         We do not currently pay any compensation to directors for serving in that capacity, but we reimburse directors for out-of-pocket expenses incurred in attending board meetings. Each non-employee director receives an option to purchase 10,000 shares of our common stock on the date of his or her election to our Board of Directors and the date of each re-election thereafter with an exercise price equal to fair market value on such date.


             REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

         The Audit Committee of our Board of Directors is composed of the following non-employee directors: Mr. Jacoby, Mr. Langeler and Mr. Nigon. Mr. Jacoby currently serves as the Chairman of the Audit Committee. All of the members of the Audit Committee are independent for purposes of the Nasdaq listing requirements. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is attached to this Proxy Statement as Exhibit A. The Audit Committee recommends to the Board of Directors, and submits for shareholder ratification, the appointment of our independent auditors Ernst & Young LLP.

         Management is responsible for Vascular Solutions' internal controls and the financial reporting process. Our independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report on our financial statements. The Audit Committee's responsibility is to monitor and oversee these processes.

         In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that Vascular Solutions' consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

         Our independent auditors also provided to the Audit Committee the written disclosure required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors the auditing firm's independence. The Committee also considered whether non-audit services provided by the independent auditors during the last fiscal year were compatible with maintaining the independent auditors' independence.

         Based upon the Audit Committee's discussion with management and the independent auditors and the Audit Committee's review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Vascular Solutions' Annual report on Form 10-K for the fiscal year ended December 31, 2000 filed with the Securities and Exchange Commission.

                                       Members of the Audit Committee

                                       James Jacoby, Jr., Chairman
                                       Gerard Langeler
                                       Richard Nigon


             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of our Board of Directors is composed of the following non-employee directors: Mr. Langeler, Mr. Jacoby and Dr. Gershony. Mr. Langeler currently serves as Chairman of the Compensation Committee. The Compensation Committee advises the Chief Executive Officer and the Board of Directors on matters of compensation philosophy and recommends salaries, incentives and other forms of compensation for our directors, officers and other employees. The Compensation Committee has reviewed and is in accord with the compensation paid to executive officers in 2000.

GENERAL COMPENSATION POLICY

         We are committed to attracting, hiring and retaining an experienced management team that can successfully manufacture and sell our Duett sealing device and develop new products. The fundamental policy of the Compensation Committee is to provide our executive officers with competitive compensation opportunities based upon their contribution to our development and financial success and long-term shareholder interest, as well as the officers' personal performance. It is the Compensation Committee's objective to have a portion of each executive officer's compensation contingent upon overall company performance as well as upon such executive officer's own level of performance. Accordingly, the compensation package for each executive officer is comprised of three elements: (i) base salary which reflects individual performance and is designed primarily to be competitive with salary levels in the industry; (ii) bonus payments contingent upon specific corporate and individual milestones; and
(iii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and our shareholders.

BASE SALARY

         The base salary is established as a result of the Compensation Committee's analysis of each executive officer's individual performance during the prior year, our overall performance during the prior year and historical compensation levels within the executive officer group. The Compensation Committee believes executive salaries must be sufficient to attract and retain key individuals. Salaries are also based on experience level and are intended to be competitive with salaries paid to comparable executives in similar positions at other medical device companies of comparable size.

BONUS AWARDS FOR 2000

         Bonus awards are provided under a Management Incentive Compensation Plan. At the beginning of each year certain performance objectives, including corporate, department and personal goals, are set. At the end of the year management personnel that are eligible for bonus awards have their performance measured against these goals. Based upon progress toward meeting these goals, bonus awards are paid. In early 2001, the Compensation Committee approved bonuses for executive officers and certain other employees for recognition of established objectives during 2000.

LONG-TERM INCENTIVE COMPENSATION

         Long-term incentives are provided through the grant of stock options. The grants are designed to align the interest of each executive officer with those of our shareholders and provide each individual with an incentive to manage our business from the perspective of an owner with an equity stake in the business. In general, we view option grants as incentives for future performance and not as compensation for past accomplishments. Executive officers are granted a stock option at the time they commence service and are eligible for annual grants thereafter. In determining the number of shares subject to stock option grants, the Committee takes into consideration the job responsibilities, experience and contributions of the individual as well as the recommendations of the Chief Executive Officer. The options vest over a period of several years and are generally not exercisable for at least one year after the date of grant. Each option grant allows the individual to acquire shares of our Common Stock at a fixed price per share over a ten-year period of time. Executive officers receive gains from stock options only to the extent that the fair market value of the stock has increased since the date of the option grant.

CEO COMPENSATION

         The Compensation Committee's determination of our Chief Executive Officer's salary, bonus and stock option grants follows the policies set forth above for all executive compensation. The Committee seeks to establish a level of base salary competitive with that paid by companies within the industry which are of comparable size, and a bonus contingent upon specific corporate objectives. In addition, a significant percentage of the total compensation package is contingent upon Vascular Solutions' performance and stock price appreciation.

         During 2000, Mr. Root, the Company's Chief Executive Officer, was paid a base salary of $170,000. In addition, a bonus of $34,000 was paid during 2001 based upon the accomplishment of specific milestones in 2000. Those milestones included: receiving FDA approval for the Duett sealing device, building a direct sales force and initiating sales in the United States, completing the initial public offering, making progress on certain research and development projects and managing expenses. Mr. Root did not receive a stock option grant during 2000 as he was granted an option at the end of 1999 and was granted another option in January 2001. These stock option and bonus awards reflected the Compensation Committee's judgment as to Mr. Root's individual performance and the overall performance of Vascular Solutions. The Committee also believes that stock options granted to Mr. Root to date provide a significant and appropriate tie between overall compensation and the company's performance over the long term.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

         As a result of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which was enacted into law in 1993, we will not be allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any one year. This limitation will apply to all compensation paid to the covered executive officers which is not considered to be performance based. Compensation which does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation. The Committee believes that options granted under the Vascular Solutions Stock Option Plan will meet the requirements for qualifying as performance-based.

         Section 162(m) of the Code did not affect the deductibility of compensation paid to our executive officers in 2000 and is not anticipated to affect the deductibility of such compensation expected to be paid in the foreseeable future. The Committee will continue to monitor this matter and may propose additional changes to the executive compensation program if warranted.

                                       Members of the Compensation
                                       Committee


                                       Gerard Langeler, Chairman
                                       James Jacoby, Jr.
                                       Gary Gershony, M.D.


EMPLOYMENT AGREEMENTS

         We have entered into employment agreements with each of our executive officers. The employment agreements provide for employment "at will" which may be terminated by either party for any reason upon ten working days' prior written notice. The base salary and any discretionary bonus for each of the executive officers is determined by the compensation committee of our board of directors. During the term of his or her employment agreement and for a period of one year after its termination, each executive officer is prohibited from competing with us in the vascular sealing device field.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

         The following table sets forth all compensation awarded to, earned by or paid for services rendered to us in all capacities during each of the last three fiscal years by our Chief Executive Officer and the four other most highly compensated executive officers whose salary and bonus earned in 2000 exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                  LONG-TERM
                                                                 COMPENSATION
                                                                 ------------
                                  ANNUAL COMPENSATION             SECURITIES
NAME AND PRINCIPAL           ------------------------------       UNDERLYING          ALL OTHER
POSITION                     YEAR        SALARY       BONUS        OPTIONS(1)      COMPENSATION(2)
------------------           ----        ------       -----      ------------      ----------------
Howard Root..............    2000       $170,000     $34,000             --             $2,559
Chief Executive Officer      1999        140,000      28,000        200,000              2,046
                             1998        115,000          --             --              1,510

Michael Nagel............    2000        150,000      30,000             --              6,904
Vice President of Sales      1999        130,000      25,000         60,000              7,697
 and Marketing               1998        100,000          --         10,000              5,078

James Quackenbush........    2000         125,000     25,000             --              6,188
Vice President of            1999          88,000     20,000         40,000              3,760
 Manufacturing(3)

Jerry Johnson............    2000         120,000     20,000         10,000              4,348
Chief Financial Officer      1999          13,400         --         25,000                318
 and Secretary(3)

William Sutton...........    2000         120,000     20,000         10,000              6,428
Vice President of            1999           5,000         --         25,000                 --
 Research and Development(3)

----------------
(1)      Represents options granted pursuant to our Stock Option and Stock Award
         Plan.

(2) Represents premiums we pay for health insurance benefits and matching contributions to our 401(k) plan.

(3) Mr. Quackenbush joined us as Vice President of Manufacturing in March 1999. Mr. Johnson joined us as Chief Financial Officer and Secretary in November 1999. Mr. Sutton joined us as Vice President of Research and Development in December 1999.

         The following table contains information concerning the grant of stock options under our Stock Option and Stock Award Plan during 2000 to each of the executive officers named in the Summary Compensation Table.

                          STOCK OPTIONS GRANTED IN 2000

                                          INDIVIDUAL GRANTS(1)
                            -----------------------------------------------
                                          PERCENT                              POTENTIAL REALIZABLE
                                          OF TOTAL                               VALUE AT ASSUMED
                                          OPTIONS                                ANNUAL RATES OF
                            NUMBER OF     GRANTED                                  STOCK PRICE
                            SECURITIES       TO          EXERCISE                 APPRECIATION
                            UNDERLYING    EMPLOYEES       PRICE                 FOR OPTION TERM(3)
                             OPTIONS      IN FISCAL        PER    EXPIRATION   --------------------
NAME                         GRANTED       YEAR(2)        SHARE      DATE        5%          10%
----                        ----------   ----------     --------  ----------   -------    ---------
Howard Root............          --           --%        $   --        --      $    --    $     --

Michael Nagel..........          --           --             --        --           --          --

James Quackenbush......          --           --             --        --           --          --

Jerry Johnson..........      10,000          3.4          12.00   May 7, 2010   75,467     191,249

William Sutton.........      10,000          3.4          12.00   May 7, 2010   75,467     191,249

--------------
(1) Each option represents the right to purchase one share of Vascular Solutions common stock. The options shown in this column are granted pursuant to our Stock Option and Stock Award Plan. The options vest in twelve monthly installments beginning three years after the date of grant. The term of each option is ten years.

(2) In 2000, Vascular Solutions granted employees options to purchase an aggregate of 290,250 shares of common stock.

(3) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent Vascular Solutions' estimate or projection of Vascular Solutions' future common stock prices. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.

         The following table sets forth information concerning the exercise of options during 2000 and unexercised options held as of December 31, 2000 by each of the executive officers named in the Summary Compensation Table.

         AGGREGATED OPTION EXERCISES IN 2000 AND YEAR-END OPTION VALUES

                                                        NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                       UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS
                            SHARES                  OPTIONS AT DECEMBER 31, 2000    AS OF DECEMBER 31, 2000(1)
                           ACQUIRED       VALUE     ----------------------------   ----------------------------
NAME                      ON EXERCISE   REALIZED    EXERCISABLE    UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----                      -----------   --------    -----------    -------------   -----------    -------------
Howard Root ..............    --         $--           64,265         151,946       $152,557        $217,683

Michael Nagel ............    --          --           56,100          58,900        302,213         157,163

James Quackenbush ........    --          --           14,250          25,750         58,781          57,063

Jerry Johnson ............    --          --            6,500          28,500          8,938          25,438

William Sutton ...........    --          --            6,500          28,500          8,938          25,438

---------------
(1) "Value" has been determined based on the difference between the last sale price of Vascular Solutions' common stock as reported by the Nasdaq National Market System on December 29, 2000 ($7.375) and the per share option exercise price, multiplied by the number of shares subject to the in-the-money options.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN
COMPENSATION DECISIONS

         Mr. Langeler, Mr. Jacoby and Dr. Gershony currently serve on our Compensation Committee. None of these individuals has at any time been an officer or employee of Vascular Solutions. Prior to the formation of our Compensation Committee, all decisions regarding executive compensation were made by our full Board of Directors. No interlocking relationship exists between the Board of Directors or the Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

         We have sold shares of stock to entities affiliated with OVP Venture Partners and to entities affiliated with Stephens Inc. Mr. Langeler, one of our directors and a member of our Compensation Committee, is a general partner of OVP Venture Partners and has shared voting control of the affiliated entities. Mr. Jacoby, one of our directors and a member of our Audit and Compensation Committees, is a Managing Director of Stephens Inc.

CERTAIN TRANSACTIONS

         On July 25, 2000, we completed the initial public offering of our common stock. Stephens Inc. earned a commission as one of the underwriters of our initial public offering. James Jacoby Jr., one of our directors, is a Managing Director of Stephens Inc.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information with respect to the beneficial ownership of our common stock as of February 15, 2001 by each person, or group of affiliated persons, who is known by us to own beneficially more than 5% of our common stock, each of our directors and nominees for director, each of our executive officers named in the Summary Compensation Table above and all of our directors and executive officers as a group.

         Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock under options held by that person that are currently exercisable or exercisable within 60 days of February 15, 2001 are considered outstanding. These shares, however, are not considered outstanding when computing the percentage ownership of each other person. The number of shares subject to options that each beneficial owner has the right to acquire within 60 days of February 15, 2001 are also listed separately under the column entitled "Number of Shares Underlying Options Beneficially Owned."

         Except as indicated in the footnotes to this table, each shareholder named in the table has sole voting and investment power for the shares shown as beneficially owned by them. Percentage of ownership is based on 13,142,198 shares of common stock outstanding on February 15, 2001.

                                                                       NUMBER OF
                                                                         SHARES
                                                         NUMBER OF     UNDERLYING
                                                          SHARES        OPTIONS      PERCENT OF
                                                       BENEFICIALLY   BENEFICIALLY     SHARES
NAME                                                      OWNED          OWNED       OUTSTANDING
----                                                   ------------   ------------   -----------
Entities affiliated with Stephens, Inc.(1).........     2,717,180        10,000         20.7%
   James Jacoby, Jr.(1)............................     2,717,180        10,000         20.7
Entities affiliated with OVP Venture Partners(2)...     1,800,000            --         13.7
   Gerard Langeler(2)..............................     1,810,000        10,000         13.8
TGI Fund II, LC(3).................................       900,000            --          6.8
Gary Gershony, M.D.(4).............................       710,000        10,000          5.4
Howard Root........................................       361,851        82,062          2.7
Richard Nigon(5)...................................        15,900        10,000            *
Michael Kopp.......................................        10,000        10,000            *
Michael Nagel(6)...................................       130,300        62,300          1.0
James Quackenbush..................................        16,100        16,100            *
Jerry Johnson......................................         8,500         8,500            *
William Sutton.....................................         8,500         8,500            *

All directors and executive officers as a group
   (11 persons)....................................     5,798,351       237,482         43.3

---------------
*Less than 1%

(1) 1,821,466 of the shares are held by Stephens Vascular Preferred, LLC, 885,714 of the shares are held by Stephens Vascular Options, LLC and all of the options are held by Stephens Investment Partners III LLC. The address is 111 Center Street, Suite 2500, Little Rock, AR 72201. Mr. Jacoby is a Managing Director of Stephens Inc. and a member of Stephens Vascular Preferred, LLC and Stephens Vascular Options, LLC. Stephens Vascular Preferred, LLC, Stephens Vascular Options, LLC and Stephens Investment Partners III LLC are affiliates of Stephens Inc. and have contributed their shares of our common stock to a voting trust pursuant to which the trustee of the trust has sole voting power. The voting trust is required to vote such shares "for" or "against" proposals submitted to our shareholders in the same proportion as votes cast "for" and "against" those proposals by all other shareholders, excluding abstentions. The voting trust agreement also imposes substantial limitations on the sale or other disposition of the shares subject to the voting trust. The voting trust agreement expires in June 2010 or such earlier time as Stephens Inc. ceases to be a market maker of our common stock. The name and address of the trustee of the voting trust agreement are: James Sommers, 237 Cherokee Road, Charlotte, North Carolina 28207. Mr. Jacoby disclaims beneficial ownership of the shares subject to the voting trust agreement.

(2) Consists of 724,000 shares held by Olympic Venture Partners IV, L.P.; 988,190 shares held by Olympic Venture Partners III, L.P.; 48,863 shares held by OVP III Entrepreneurs Fund, L.P. and 38,947 shares held by OVP IV Entrepreneurs Fund, L.P. The address of all of these entities is 2420 Carillion Point, Kirkland, Washington 98033. Mr. Langeler is a general partner of OVP Venture Partners and possesses shared voting control of the entities noted above. Mr. Langeler disclaims beneficial ownership of these shares other than his interest in the funds.

(3) An affiliate of Tredegar Investments. The address is 6501 Columbia Center, Seattle, Washington 98104. Disclosure is made in reliance upon a statement on Schedule 13G, dated as of February 9, 2001 filed with the SEC.

(4) Dr. Gershony's address is 2495 Xenium Lane North, Minneapolis, Minnesota 55441.

(5) Includes 500 shares held by Mr. Nigon's wife and 400 shares held in the name of Mr. Nigon's two minor children. Mr. Nigon disclaims beneficial ownership of the shares held in the name of his wife or children.

(6) Includes an aggregate of 18,000 shares registered in the name of Mr. Nagel's three minor children's irrevocable trusts. Mr. Nagel disclaims beneficial ownership of the shares held in the name of his children.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires Vascular Solutions' executive officers and directors and persons who beneficially own more than 10% of Vascular Solutions' common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such executive officers, directors and greater than 10% beneficial owners are required by the regulations of the Commission to furnish Vascular Solutions with copies of all Section 16(a) reports they file.

         Based solely on a review of the copies of such reports furnished to Vascular Solutions and written representations from the executive officers and directors, Vascular Solutions believes that all Section 16(a) filing requirements applicable to its executive officers and directors and greater than 10% beneficial owners have been timely met.

                      SHAREHOLDER RETURN PERFORMANCE GRAPH

         The following graph shows a comparison of cumulative total returns for our common stock, the Nasdaq Stock Market Index (U.S.) and the Nasdaq Medical Industry Index (Medical Devices, Instruments and Supplies), assuming the investment of $100 in our common stock and each index on July 20, 2000 (the date our common stock began trading) and the reinvestment of dividends, if any.


                                    [GRAPH]

                            July 20, 2000         December 29, 2000
                            -------------         -----------------
Vascular Solutions                100                  61.46
Nasdaq                            100                  58.57
Nasdaq Medical                    100                  84.28

                                   PROPOSAL 2:
                  APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN

         We are seeking shareholder approval of our employee stock purchase plan. Our employee stock purchase plan was adopted by our Board of Directors in May 2000 subject to shareholder approval. If our shareholders do not approve the employee stock purchase plan, it will be terminated and all contributions returned to the participants without the purchase of any shares. A total of 500,000 shares of common stock have been reserved for issuance under our employee stock purchase plan, none of which have been issued as of the date of this proxy statement. The number of shares authorized and reserved for issuance under our employee stock purchase plan will be subject to an automatic annual increase on the first day of each of our fiscal years beginning in 2002, equal to the lesser of:

         o        200,000 shares;

         o 2% of our outstanding common stock on the last day of the immediately preceding fiscal year; or

         o a lesser number of shares as our Board of Directors may determine.

         The application of these provisions will result in a total pool of a maximum of 2,300,000 shares authorized and reserved. Unless terminated earlier by our Board of Directors, our employee stock purchase plan will terminate in May 2010.

         The employee stock purchase plan, which is intended to qualify under
Section 423 of the Internal Revenue Code, will be implemented by a series of overlapping offering periods of approximately 24 months' duration, with new offering periods commencing on May 1 and November 1 of each year. Each offering period will generally consist of four consecutive purchase periods of six months' duration, at the end of which an automatic purchase will be made for participants. Our employee stock purchase plan will be administered by our Board of Directors or by a committee appointed by the board. Our employees (including officers and employee directors), and employees of any majority-owned subsidiary designated by our board, are eligible to participate in the employee stock purchase plan if they are employed by us or any such subsidiary for at least 20 hours per week. Currently, approximately 150 of our employees are eligible to participate in the employee stock purchase plan. Our employee stock purchase plan permits eligible employees to purchase common stock through payroll deductions, which in any event may not exceed 10% of an employee's eligible compensation per offering period. The purchase price is equal to 85% of the lower of the fair market value of the common stock at the beginning of each offering period or at the end of each purchase period. Employees may end their participation in the employee stock purchase plan at any time during an offering period, and participation ends automatically on termination of employment.

         An employee cannot be granted an option under the employee stock purchase plan if immediately after the grant the employee would own stock and/or hold outstanding options to purchase stock equaling 5% or more of the total voting power or value of all classes of our stock or stock of our subsidiaries, or if the option would permit an employee's rights to purchase stock under our employee stock purchase plan at a rate that exceeds $25,000 of fair market value of such stock for each calendar year in which the option is outstanding.

         In addition, no employee may purchase more than 2,000 shares of common stock under our employee stock purchase plan in any one purchase period. If the fair market value of the common stock on a purchase date of an offering period (other than the final purchase date) is less than the fair market value at the beginning of the offering period, each participant in that offering period shall automatically be withdrawn from the offering period after purchasing shares on the purchase date and be re-enrolled in a new 24 month offering period beginning on the first business day following the purchase date.

         If we merge or consolidate with or into another corporation or sell all or substantially all of our assets to another corporation, each right to purchase stock under our employee stock purchase plan will be assumed or an equivalent right substituted by the successor corporation. However, our Board of Directors will shorten any ongoing offering period so that employees' rights to purchase stock under the employee stock purchase plan are exercised prior to the transaction in the event that the successor corporation refuses to assume each purchase right or to substitute an equivalent right. Our Board of Directors has the power to amend or terminate the employee stock purchase plan and to change or terminate offering periods as long as such action does not adversely affect any outstanding rights to purchase stock thereunder. However, our Board of Directors may amend or terminate the employee stock purchase plan or an offering period even if it would adversely affect outstanding options in order to avoid incurring adverse accounting charges.

         OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE EMPLOYEE STOCK PURCHASE PLAN.

         The affirmative vote of a majority of the shares of Vascular Solutions common stock present and entitled to vote at the 2001 annual meeting of shareholders is necessary to approve the employee stock purchase plan. Proxies will be voted in favor of approval of the employee stock purchase plan unless otherwise specified.

                                   PROPOSAL 3:
                     RATIFICATION OF APPOINTMENT OF AUDITOR

         Our Board of Directors has appointed Ernst & Young LLP as Vascular Solutions' independent auditor for 2001. A proposal to ratify that appointment will be presented at the annual meeting of shareholders. Ernst & Young has served as our independent auditor since our inception. Representatives of Ernst & Young are expected to be present at the annual meeting of shareholders and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

         OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS VASCULAR SOLUTIONS' INDEPENDENT AUDITOR.

         The affirmative vote of a majority of the shares of Vascular Solutions common stock present and entitled to vote at the 2001 annual meeting of shareholders is necessary to ratify the appointment of Ernst & Young LLP. Proxies will be voted in favor of ratifying the appointment unless otherwise specified. If the appointment is not ratified by the shareholders, the Board of Directors is not obligated to appoint another auditor, but the Board of Directors will give consideration to an unfavorable vote.


               ADDITONAL INFORMATION ABOUT OUR INDEPENDENT AUDITOR

AUDIT FEES

         Audit fees billed or expected to be billed to Vascular Solutions by Ernst & Young LLP for the audit of our financial statements for the fiscal year ended December 31, 2000 and for reviews of our financial statements included in our quarterly reports on Form 10-Q for the last fiscal year totaled $28,500.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

         No fees were billed or are expected to be billed to Vascular Solutions by Ernst & Young LLP for services provided during the last fiscal year for the design and implementation of financial information systems.

ALL OTHER FEES

         Fees billed or expected to be billed to Vascular Solutions by Ernst & Young LLP for all other non-audit services, including our initial public offering and tax-related services, provided during the last fiscal year totaled $79,800.


                                  OTHER MATTERS

         As of this date, the Board of Directors does not know of any business to be brought before the annual meeting of shareholders other than as specified above. However, if any matters properly come before the meeting, it is the intention of the person named in the enclosed proxy to vote such proxy in accordance with their judgment on such matters.


                      PROPOSALS FOR THE NEXT ANNUAL MEETING

         Any shareholder proposals to be considered for inclusion in Vascular Solutions' proxy material for the 2002 annual meeting of shareholders must be received at Vascular Solutions' principal executive office at 2495 Xenium Lane North, Minneapolis, Minnesota 55441, no later than November 15, 2001. In connection with any matter to be proposed by a shareholder at the 2002 annual meeting, but not proposed for inclusion in Vascular Solutions' proxy material, the proxy holders designated by Vascular Solutions for that meeting may exercise their discretionary voting authority with respect to that shareholder proposal if appropriate notice of that proposal is not received by Vascular Solutions at its principal executive office by January 31, 2002.


                                       By order of the Board of Directors


                                       /s/ Jerry Johson
                                       -----------------------------------------
                                       Jerry Johnson
                                       Secretary


Dated: March 12, 2001

                                                                       EXHIBIT A


                            VASCULAR SOLUTIONS, INC.
                             AUDIT COMMITTEE CHARTER


ORGANIZATION

         The Audit Committee of the Board of Directors shall be comprised of at least three directors who are independent of management and the Company. Members of the Audit Committee shall be considered independent if they have no relationship to the Company that may interfere with the exercise of their independence from management and the Company. All Audit Committee members will be financially literate, and at least one member will have accounting or related financial management expertise.

STATEMENT OF POLICY

         The Audit Committee shall provide assistance to the directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the company, and the quality and integrity of financial reports of the company. In so doing, it is the responsibility of the Audit Committee to maintain free and open communication between the directors, the independent auditors, the internal auditors, and the financial management of the company.

RESPONSIBILITIES

         In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the company are in accordance with all requirements.

         In carrying out these responsibilities, the Audit Committee will:

         o Obtain the full Board of Directors' approval of this Charter and review and reassess this Charter as conditions dictate.

         o Review and recommend to the directors the independent auditors to be selected to audit the financial statements of the company and its divisions and subsidiaries.

         o Have a clear understanding with the independent auditors that they are ultimately accountable to the Board of Directors and the Audit Committee, as the shareholders' representatives, who have the ultimate authority in deciding to engage, evaluate, and if appropriate, terminate their services.

         o Review and concur with management's appointment, termination, or replacement of the director of internal audit.

         o Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit and timely quarterly reviews for the current year and the procedures to be utilized, the adequacy of the independent auditor's compensation, and at the conclusion thereof review such audit or review, including any comments or recommendations of the independent auditors.

         o Review with the independent auditors, the company's internal auditor, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the company, and elicit any recommendations for the improvement of such internal controls or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper.

         o Review reports received from regulators and other legal and regulatory matters that may have a material effect on the financial statements or related company compliance policies.

         o Review the internal audit function of the company including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditors.

         o Inquire of management, the internal auditor, and the independent auditors about significant risks or exposures and assess the steps management has taken to minimize such risks to the Company.

         o Receive prior to each meeting, a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.

         o Review the quarterly financial statements with financial management and the independent auditors prior to the filing of the Form 10-Q (or prior to the press release of results, if possible) to determine that the independent auditors do not take exception to the disclosure and content of the financial statements, and discuss any other matters required to be communicated to the committee by the auditors. The chair of the committee may represent the entire committee for purposes of this review.

         o Review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Review with financial management and the independent auditors the results of their timely analysis of significant financial reporting issues and practices, including changes in, or adoptions of, accounting principles and disclosure practices, and discuss any other matters required to be communicated to the committee by the auditors. Also review with financial management and the independent auditors their judgments about the quality, not just acceptability, of accounting principles and the clarity of the financial disclosure practices used or proposed to be used, and particularly, the degree of aggressiveness or conservatism of the organization's accounting principles and underlying estimates, and other significant decisions made in preparing the financial statements.

         o Provide sufficient opportunity for the internal and independent auditors to meet with the members of the Audit Committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the company's financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of audit.

         o Report the results of the annual audit to the Board of Directors. If requested by the board, invite the independent auditors to attend the full Board of Directors meeting to assist in reporting the results of the annual audit or to answer other directors' questions (alternatively, the other directors, particularly the other independent directors, may be invited to attend the Audit Committee meeting during which the results of the annual audit are reviewed).

         o Review the nature and scope of other professional services provided to the company by the independent auditors and consider the relationship to the auditors' independence.

         o On an annual basis, obtain from the independent auditors a written communication delineating all their relationships and professional services as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. In addition, review with the independent auditors the nature and scope of any disclosed relationships or professional services and take, or recommend that the Board of Directors take, appropriate action to ensure the continuing independence of the auditors.

         o Review the report of the Audit Committee in the annual report to shareholders and the Annual Report on Form 10-K disclosing whether or not the committee had reviewed and discussed with management and the independent auditors, as well as discussed within the committee (without management or the independent auditors present), the financial statements and the quality of accounting principles and significant judgments affecting the financial statements. In addition, disclose the committee's conclusion on the fairness of presentation of the financial statements in conformity with GAAP based on those discussions.

         o Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each committee meeting with, the Board of Directors.

         o Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

         o Review the Company's disclosure in the proxy statement for its annual meeting of shareholders that describes that the Committee has satisfied its responsibilities under this Charter for the prior year. In addition, include a copy of this Charter in the annual report to shareholders or the proxy statement at least triennially or the year after any significant amendment to the Charter.

                            Vascular Solutions, Inc.
                         ANNUAL MEETING OF SHAREHOLDERS
                            Thursday, April 19, 2001
                                    3:30 PM
                                Minneapolis Club
                            729 Second Avenue South
                             Minneapolis, MN 55402





VASCULAR SOLUTIONS, INC.
2495 XENIUM LANE NORTH
MINNEAPOLIS, MN 55441                                                   PROXY
------------------------------------------------------------------------------

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING ON APRIL 19, 2001.

The shares of stock you hold will be voted as you specify below.

IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED "FOR" ITEMS 1, 2 AND 3

By signing the proxy, you revoke all prior proxies and appoint Howard Root, and Jerry Johnson, and each of them, with full power of substitution, to vote all your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.





                      See reverse for voting instructions.

                              *Please detach here*




        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.

1.  Election of directors:

    01  Gary Gershony, M.D      03  Michael Kopp     05  Richard Nigon
    02  James Jacoby, Jr.       04  Gerard Langeler  06  Howard Root

    [ ] Vote FOR                [ ] Vote WITHHELD
        all nominees                form all nominees
        (except as marked)

(INSTRUCTIONS TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED
NOMINEE, WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX
PROVIDED TO THE RIGHT.)                             [_________________]

2.  Approve the Employee Stock Purchase Plan.

    [ ] For         [ ] Against         [ ] Abstain

3. Ratify the selection of Ernst & Young LLP as independent auditor of the company for the year ending December 31, 2001.

    [ ] For         [ ] Against         [ ] Abstain


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box [ ]
Indicated changes below:                     Date____________________

                                       [_____________________________]

                                    Signature(s) In Box
                                    Please sign exactly as your name(s)
                                    appear on Proxy. If held in joint
                                    tenancy, all persons must sign. Trustee, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.